Contacts:	Carol K. Nelson, CEO Lars Johnson, CFO 425.339.5500 www.cascadebank.com	NEWS RELEASE

Cascade Financial Increases Provision for Loan Losses; Suspends Quarterly Common Stock Cash Dividend;
Schedules Second Quarter 2009 Conference Call

Everett, WA – June 25, 2009 – Cascade Financial Corporation (NASDAQ: CASB), parent company of Cascade Bank, today announced that it expects to take a provision for loan losses of approximately $15 million for the second quarter and a $12  million noncash impairment charge related to the impairment of goodwill.  The goodwill impairment represents the write-off of a portion of the goodwill recorded from a prior acquisition.  The impairment of goodwill does not impact liquidity, operations, tangible capital or the Corporation’s regulatory capital ratios.

“Like many other northwest banks, the adverse economy, which has affected the housing industry has caused us to add to our reserve for loan losses,” stated Carol K. Nelson, President and CEO. “The continued decline in the residential real estate market has resulted in an increase in nonperforming loans and charge-offs, primarily in the residential land development and construction portfolios.”  Given the anticipated loan loss provision expense, management currently expects an after tax  loss  from operations in the range of $8 to $10 million for the second quarter 2009.  With the goodwill impairment charge, the total reported loss will be in the range of $19 to $21 million.

“As a result of these factors, the Board of Directors determined that it was appropriate to temporarily suspend the regular quarterly cash dividend,” stated Nelson. “We remain well capitalized with a total risk-based capital ratio of 13.02% at March 31, 2009, and anticipate our total risk-based capital ratio at quarter end will be above 12%.  We expect to return to paying a quarterly cash dividend as soon as market conditions improve.”  On April 29, 2009, the company paid a quarterly cash dividend of $0.01 per common share.

“While we are disappointed with these results and the suspension of the dividend, we remain committed to building our banking franchise through focusing on customer needs even in these challenging times,” added Nelson.

Cascade expects to report second quarter 2009 results after the market closes on Monday, July 27, 2009.  The following day, on Tuesday, July 28, Cascade’s management team will discuss the company’s operating results in a conference call at 11:00 a.m. PDT (2:00 p.m. EDT).  Interested investors may listen to the call live or via replay at www.cascadebank.com.  Investment professionals are invited to dial (480) 629-9725, using access code 4098346 to participate in the call.  A replay will be available for a month at (303) 590-3000, using access code 4098346.

About Cascade Financial

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Everett, Washington.  Cascade Bank has proudly served the Puget Sound region for over 90 years and operates 22 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Shoreline, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish, North Bend, Burlington and Edmonds.

In June 2009, Cascade was ranked #55 on the Seattle Times’ Northwest 87 list of public companies.  In April 2009, Cascade was ranked #5 on the Puget Sound Business Journal’s list of largest bank companies headquartered in the Puget Sound area. In September 2008, President and CEO Carol K. Nelson was named to U.S. Banker magazine’s list of “25 Women to Watch” in its annual ranking of the 25 Most Powerful Women in Banking and Finance.

CASB press release
June 25, 2009

Forward-Looking Statements
Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Reform Act.  CASB’s actual results may differ materially from those included in the forward-looking statements.  Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “intend,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.”  These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption of CASB of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CASB’s results.  These statements are representative only on the date hereof, and CASB undertakes no obligation to update any forward-looking statements made.

Note:  Transmitted on GlobeNewswire on June 25, 2009 at 3:30 a.m. PDT.